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Exhibit 99.(a)(2)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should immediately consult your stockbroker, financial adviser, lawyer, accountant or other independent professional adviser who may be in a position to assist you.

This U.S. Supplemental Memorandum has been provided to U.S. holders of Existing Ordinary Shares and Existing ADRs in National Grid Transco to provide them with additional information which is relevant to them. You should read each of the documents provided to you and, in particular, this U.S. Supplemental Memorandum should be read in conjunction with the Circular.

If you are a U.S. Shareholder and have sold or transferred, or sell or transfer your entire holding of Existing Ordinary Shares or Existing ADRs in National Grid Transco prior to July 29, 2005, please send this U.S. Supplemental Memorandum and any associated materials, as soon as possible, to the purchaser or transferee of those shares or ADRs or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such an act would constitute a violation of the relevant laws of such jurisdiction.

Applications will be made to the U.K. Listing Authority and the London Stock Exchange, respectively, for the New Ordinary Shares and the B Shares resulting from the proposed Return of Cash described herein to be admitted to the Daily Official List and to trading on the market for listed securities of the London Stock Exchange in place of the Existing Ordinary Shares. It is expected that dealings in the Existing Ordinary Shares will continue until 4:30 p.m. (London time) on July 29, 2005 and that Listing of the New Ordinary Shares and the B Shares will become effective and dealings in them will commence on the London Stock Exchange at 8:00 a.m. (London time) on August 1, 2005. It is expected that dealings in the Existing ADRs will continue until 4:00 p.m. (New York City time) on July 29, 2005 and that listing of the New ADRs on the New York Stock Exchange under the symbol 'NGG' will become effective and dealings in them will commence at 9:30 a.m. (New York City time) on August 1, 2005 on a 'when-issued' basis. The B Shares will not be listed on The New York Stock Exchange or be eligible for trading thereon. Following the Share Capital Consolidation, the Depositary will file, prior to or on August 1, 2005, an amendment to the existing registration statement on Form F-6 in respect of the New ADRs with the SEC reflecting the new CUSIP for the New ADRs and the adjusted par value of the New Ordinary Shares. Copies of the amended Form F-6 will be available on the SEC's website (http://www.sec.gov) once filed with the SEC.

U.S. Supplemental Memorandum

(registered in England and Wales with company number 4031152)

Proposed Return of Cash to Shareholders of 65 pence per Existing Ordinary Share, by way of one B Share for each Existing Ordinary Share
and a 43 for 49 Share Capital Consolidation

This document should be read as a whole. Your attention is drawn to the letter, which is set out on pages 4 to 6 of this document, from the Chairman of National Grid Transco who, on behalf of the Board of Directors, believes the Resolutions to be proposed at the Extraordinary General Meeting referred to below are in the best interests of Shareholders.

You should note that the Return of Cash is conditional upon, among other things, the approval by the Shareholders of resolution 1, which is to be proposed at the Extraordinary General Meeting.

Neither the B Shares nor the New Ordinary Shares have been or will be registered under the Securities Act or the state securities laws of the United States and none of them may be offered or sold in the United States unless pursuant to a transaction that has been registered under the Securities Act and the relevant state securities laws or that is not subject to the registration requirements of the Securities Act or such laws, either due to an exemption therefrom or otherwise.

None of the B Shares, the New Ordinary Shares, the New ADRs or this document has been approved, disapproved or otherwise recommended by any U.S. federal or state securities commission or any non-U.S. securities commission or regulatory authority nor have such authorities confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense in the United States.

Cazenove is acting exclusively for National Grid Transco and no one else in connection with the Return of Cash and will not be responsible to any person other than National Grid Transco for providing the protections afforded to clients of Cazenove or for providing advice in relation to the Return of Cash or the matters contemplated by this document. Cazenove Incorporated, the registered U.S. broker-dealer affiliate of Cazenove, is also participating in the Initial Repurchase Offer in the United States.

In accordance with normal U.K. practice and pursuant to exemptive relief granted by the SEC from Rule 14e-5, National Grid Transco and its nominees or brokers and Cazenove and its affiliates may make certain purchases of, or arrangements to purchase, B Shares outside the United States during the period in which the Initial Repurchase Offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable U.K. rules, the rules of the U.K. Listing Authority and the rules of the London Stock Exchange. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom. Information regarding such activities which is required to be made public in the United Kingdom will also be made available to the U.S. Information Agent.

This U.S. Supplemental Memorandum contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements which are subject to assumptions, risks and uncertainties; actual future results may differ materially from those expressed in or implied by such statements. Many of these assumptions, risks and uncertainties relate to factors that are beyond National Grid Transco's ability to control or estimate precisely, such as delays in obtaining or adverse conditions contained in regulatory approvals, competition and industry restructuring, changes in economic conditions, currency fluctuations, changes in interest and tax rates, changes in energy market prices, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the failure to retain key management, the availability of new acquisition opportunities or the key timing and success of future acquisition opportunities. Other factors that could cause actual results to differ materially from those described in this document include the ability to continue to integrate the U.S. and U.K. businesses acquired by or merged with the Group or to realize expected synergies from such integrations, the failure for any reason to achieve reductions in costs or to achieve operational efficiencies, unreasonable weather impacting on demand for electricity and gas, the behavior of U.K. electricity market participants on system balancing, the timing of amendments in prices to shippers in the U.K. gas market, the performance of National Grid Transco's pension schemes and the regulatory treatment of pension costs, the impact of any potential separation and disposal by National Grid Transco of any of its U.K. gas distribution networks and any adverse consequences arising from outages on or otherwise affecting energy networks owned and/or operated by National Grid Transco. For a more detailed description of these assumptions, risks and uncertainties, together with any other risk factors, please see National Grid Transco's filings with the SEC. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. National Grid Transco does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document.

In the United States, National Grid Transco will file a Tender Offer Statement containing the Circular, this U.S. Supplemental Memorandum, the Election Form and the Letter of Election and Transmittal for Shareholders and ADR Holders, respectively, and other related documentation with the SEC on Schedule TO. Free copies of the Schedule TO and the other related documents to be filed by National Grid Transco in connection with the B Share Alternatives will be available from the date the Circular and this U.S. Supplemental Memorandum are mailed to U.S. Shareholders and ADR Holders on the SEC's website at http://www.sec.gov.

Part 1 – Information for U.S. Shareholders and ADR Holders

Letter from the Chairman of National Grid Transco plc

1-3 Strand London WC2N 5EH www.ngtgroup.com
Registered Office: 1-3 Strand, London WC2N 5EH Registered in England and Wales No. 4031152 June 6, 2005

Proposed Return of Cash to holders of Existing Ordinary Shares and Existing ADRs.
To be approved at an Extraordinary General Meeting to be held on July 25, 2005

Further to my letter in the Circular in which I briefly describe the Return of Cash, we have prepared this U.S. Supplemental Memorandum to assist you to understand the impact of the Return of Cash upon your holdings in National Grid Transco and to give you information which is relevant to your participation.

Importantly, the Return of Cash requires Shareholder approval, so the Circular and this U.S. Supplemental Memorandum have also been prepared for the purpose of providing information to you in order to vote at the EGM, scheduled for July 25, 2005.

The Return of Cash is the mechanism by which National Grid Transco intends to return to you, in the form of a special dividend, 65 pence (£0.65) per Existing Ordinary Share, which equates to £3.25 per Existing ADR (since each Existing ADR evidences five Existing Ordinary Shares).

The Return of Cash is composed of the 'issue of B Shares', the 'B Share Alternatives' and the 'Share Capital Consolidation'.

1    The issue of B Shares

Although we could pay a cash dividend, as many U.S. companies might do, we have chosen to pay this dividend as an interim stock dividend in the form of 'B Shares'. The 'B Shares' are a special class of securities intended to have a limited existence and which confer three alternatives on holders regarding the way in which they can elect to receive their 65 pence per Existing Ordinary Share, which equates to £3.25 per Existing ADR. The three alternatives are herein referred to as the 'B Share Alternatives' and are described in more detail in paragraph 2 below.

The Company's U.S. investors will receive the following pursuant to the issue of the B Shares:

  •
  U.S. Shareholders will receive one B Share for every Existing Ordinary Share that they own; and

  •
  ADR Holders will receive five B Shares for every ADR they own (since each Existing ADR evidences five Existing Ordinary Shares).

The cash value of each B Share will be 65 pence and the receipt of the B Shares will be treated as taxable income for U.S. federal income tax purposes in 2005 (which would be the same effect as if we paid a cash dividend of 65 pence per Existing Ordinary Share directly to you).

2    The B Share Alternatives

Once you have received your B Shares, you will be able to choose how to receive cash from the B Share Alternatives as follows:

  •
  Alternative 1: receive a Single B Share Dividend of 65 pence per B Share; or

  •
  Alternative 2: have your B Shares purchased for cash, at a price of 65 pence per B Share; or

  •
  Alternative 3: retain your B Shares with an opportunity to have them purchased at certain dates in 2006 and 2007 at a price of 65 pence per B Share. For each year that you retain your B Shares, you will receive the B Share Continuing Dividend of 75 percent of 12 month LIBOR payable in arrears on 65 pence per B Share.

This choice among the three alternatives gives U.K. holders different U.K. tax treatments on the receipt of the cash. For U.S. taxpayers, your election under the B Share Alternatives is likely to have only a limited effect, if any, on your U.S. federal income tax liability with respect to the receipt of B Shares. However, an election of Alternative 3 has certain risks associated with it and you are strongly encouraged to review Question 14 under 'Part 1 – Frequently asked questions' for a discussion of these risks and 'Part 3 – Certain U.S. federal income tax considerations' of this U.S. Supplemental Memorandum for further information. In addition, you are encouraged to seek your own professional financial and/or tax advice prior to making an election under the B Share Alternatives.

If you choose Alternative 1 or Alternative 2 and you hold Existing Ordinary Shares, you will receive payments in U.K. pounds. If you choose Alternative 1 or Alternative 2 and you hold Existing ADRs, you will receive payments in U.S. dollars. If you choose Alternative 3, your B Share Continuing Dividend payment and other future repurchase payments will be in U.K. pounds only, irrespective of whether you hold Ordinary Shares or ADRs.

It is important to note that if you do not make an election with respect to one of these alternatives (i.e., you take no action), you will be deemed to have elected Alternative 1, the Single B Share Dividend, in respect of all your B Shares and you will simply be paid 65 pence per B Share, which equates to £3.25 per Existing ADR. However, if you hold certificated Existing ADRs, you must return your ADRs and a completed Letter of Election and Transmittal to receive your £3.25 per ADR and to receive your New ADRs following the Share Capital Consolidation as described below.

Separate letters are being sent to participants in National Grid USA company employee compensation/benefit programs, such as the Thrift 401k Plans, in respect of the Return of Cash.

3    The Share Capital Consolidation

In conjunction with the issue of the B Shares, National Grid Transco intends to engage in what you might refer to in the United States as 'a reverse stock split'. In this document and other accompanying materials, this reverse stock split is referred to as a 'share capital consolidation' (which is a term commonly used in the United Kingdom).

If the Company simply paid a special dividend of 65 pence per Existing Ordinary Share, which equates to £3.25 per Existing ADR, without engaging in the Share Capital Consolidation, then the value of each Existing Ordinary Share and Existing ADR would probably fall by 65 pence per share and £3.25 per ADR, respectively. The Share Capital Consolidation is being done to maintain the trading value of the Ordinary Shares and ADRs on a per share basis (subject to normal market movements) despite the cash payment of 65 pence per Existing Ordinary Share, which equates to £3.25 per Existing ADR.

The Share Capital Consolidation will be carried out by subdividing and consolidating each Existing Ordinary Share and Existing ADR which will result in New Ordinary Shares and New ADRs being issued. U.S. Shareholders will receive 43 New Ordinary Shares for every 49 Existing Ordinary Shares owned as of 5:00 p.m. (London time) on July 29, 2005. ADR Holders will receive approximately 0.88 New ADRs for each Existing ADR owned as of 5:00 p.m. (New York City time) on July 29, 2005.

The Share Capital Consolidation will apply in equal proportion to all U.S. Shareholders and ADR Holders with the result that, while you will own fewer New Ordinary Shares or New ADRs, as the case may be, than you did immediately prior to the Share Capital Consolidation, you will still own the same proportion of the Company as you did before, subject to any fractional entitlements. In addition, the New Ordinary Shares and New ADRs will carry the same voting rights, dividend rights and other rights as the Existing Ordinary Shares and Existing ADRs did immediately prior to the Share Capital Consolidation.

4    Further information

Important upcoming dates in respect of the Return of Cash include:

•	July 25, 2005	EGM
•	August 5, 2005	Latest date to make an election under the B Share Alternatives (or to withdraw your election)
•	week of August 22, 2005	Dispatch of share certificates, transaction advices and checks

U.S. Shareholders should refer to 'Part 2 – Expected timetable of events' in the Circular for more details on important dates. ADR Holders should refer to the 'Timetable for ADR Holders' on page 7 of this document.

We have established a helpline for ADR Holders at 1-800-241-6711, which may be contacted between 9:00 a.m. and 7:00 p.m. (New York City time), Monday through Friday, and at 011-44-208-639-3390 for U.S. Shareholders, which may be contacted between 8:30 a.m. and 5:30 p.m. (London Time), Monday through Friday, if you need further assistance or additional explanations.

It is also important to note that the Circular, including the Notice of EGM, is being sent to you separately. If you do not receive it shortly, please call the U.S. Information Agent (in the case of ADR Holders) or the U.K. Receiving and Information Agent (in the case of U.S. Shareholders) at one of the telephone numbers noted above for further assistance and to obtain copies of the Circular, including the Notice of EGM.

Lastly, I would like to reiterate the message I included in the Circular, that your Board is of the opinion that the Return of Cash and the Resolutions to be proposed at the EGM are in the best interests of all Shareholders and I urge you to read the enclosed documents carefully.

Yours sincerely

Sir John Parker
Chairman

Timetable for ADR Holders

The 'Expected timetable of events' on page 6 of the Circular applies to U.S. Shareholders and does not directly apply to ADR Holders. The timetable specifically tailored for ADR Holders follows below.

Event[1]	2005

AGM and EGM record date for ADR Holders	June 6

Election Period	June 15 through August 5

ADR Voting Instruction Cards return date	July 18

AGM	July 25

EGM[2]	July 25

Last date for trading in Existing ADRs[3]	July 29

Record Date for Capital Reorganization	July 29

New ADRs listed on the New York Stock Exchange and begin trading on a 'when-issued' basis[3]	August 1

Latest date for receipt of Letters of Election and Transmittal and latest date to receive withdrawal notices in respect of acceptances of Alternative 2 (the Initial Repurchase Offer)	August 5

B Share Record Date	August 5

Single B Share Dividend declared and B Shares in respect of which the Single B Share Dividend is elected are converted into Deferred Shares	August 8

Cazenove accepts B Shares for purchase under the Initial Repurchase Offer by means of an announcement	August 8

New ADRs begin trading on the NYSE on a 'regular-way' basis	August 8

Tender Agent makes book-entry credits of New ADRs to:	week of August 8
• Agent Institutions for holders of book-entry ADRs in DTC
• ADR Holders in the Direct Registration System and provides a Direct Registration Transaction Advice
• ADR Holders in the Global Buy DIRECT Plan and provides a Global Buy DIRECT Statement (inclusive of fractional share allocations)

Tender Agent mails Consolidation Letter of Transmittal to certificated ADR Holders who did not surrender their Existing ADRs on or before August 5, 2005	August 15

Tender Agent receives funds for the Single B Share Dividend and Initial Repurchase Offer	August 22

Capita Registrars mails B Share certificates to ADR Holders who validly elected Alternative 3	August 22

Tender Agent makes book-entry credit of Single B Share Dividend and Initial Repurchase Offer payments to:	August 25
• Agent Institutions for holders of book-entry ADRs in DTC
• ADR Holders in the Direct Registration System
• ADR Holders in the Global Buy DIRECT Plan

Tender Agent mails checks for the Single B Share Dividend or Initial Repurchase Offer payments and Direct Registration Transaction Advices to certificated ADR Holders who (i) validly elected Alternative 1 or Alternative 2 and (ii) surrendered their ADRs on or before August 5, 2005[4]	August 25

Tender Agent makes book-entry credits of fractional sale proceeds to Agent Institutions. Tender Agent mails checks of fractional sale proceeds to certificated ADR Holders who have surrendered ADRs and all Direct Registration participants	August 25

Escheatment of old certificated ADRs not previously surrendered	applicable escheat laws

1  All events in the timetable following Listing are conditional upon Listing. If any of the times or dates should change, U.S. Shareholders and ADR Holders will be notified by a public announcement in the United States.

2  The EGM will start at 2:15 p.m. (London time) or, if later, immediately following the AGM, which is due to start at 2:00 p.m. (London time).

3  Between July 29, 2005 and August 5, 2005 (inclusive), the Depositary will suspend all issuances and cancellations of ADRs.

4  If certificated ADR Holders do not return their Existing ADRs and a completed Letter of Election and Transmittal to the Tender Agent by August 5, 2005, such holders will be deemed to have elected Alternative 1 in respect of all their B Shares and will not receive (i) payment in respect of their B Shares and fractional Share entitlements or (ii) New ADRs following the Share Capital Consolidation, until they have returned their Existing ADRs to the Tender Agent.

Participation in the Return of Cash

We urge you to read carefully all documents provided to you. Please obtain independent advice if necessary.

In connection with the Return of Cash, U.S. Shareholders and ADR Holders are asked to take the following actions:

Voting at the EGM

U.S. Shareholders – Please complete the Proxy Card (Card C) provided under separate cover and return it to Capita Registrars in the envelope provided for receipt by 2:15 p.m. (London time) on July 23, 2005. If you are unable to return the Proxy Card in a timely manner to Capita Registrars, you may still attend the EGM in person.

ADR Holders – Please complete the enclosed ADR Voting Instruction Card and return it to the Depositary in the envelope provided for receipt by 5:00 p.m. (New York City time) on July 18, 2005. If you are unable to return the ADR Voting Instruction Card in a timely manner to the Depositary, you may still attend the EGM in person. If you hold your Existing ADRs indirectly, in order to vote at the EGM, you must follow the instructions of your Agent Institution. If you are an ADR Holder under a Thrift 401k Plan, please follow the specific voting instructions contained in your EGM materials.

B Share Alternatives

U.S. Shareholders – Please complete the Return of Cash Election Form (Card D) in accordance with the instructions on the Return of Cash Election Form or as set out in 'Part 3 – Completing your Election Form' of the Circular. In order to make an election, the completed Return of Cash Election Form must be delivered in the enclosed envelope to Capita Registrars for receipt by 4:30 p.m. (London time) on August 5, 2005.

ADR Holders – Please follow the instructions set out in 'Part 2 – Supplemental information for ADR Holders' of this document. In order to make an election, the Tender Agent must receive your completed election by 11:30 a.m. (New York City time) on August 5, 2005. Elections pursuant to the B Share Alternatives for ADR Holders holding Existing ADRs under the Thrift 401k Plans will be made by the plan administrator in accordance with the terms of the Thrift 401k Plans.

It is important to note that if you do not make an election with respect to one of these alternatives (i.e., you take no action) or fail to make a valid and timely election, you will be deemed to have elected Alternative 1, the Single B Share Dividend, in respect of all of your B Shares and you will simply be paid 65 pence per B Share, which equates to £3.25 per Existing ADR.

Share Capital Consolidation

If you are a holder of Existing ADRs in certificated form, please note that in order to make a valid and timely election you must return your Existing ADRs to the Tender Agent by August 5, 2005. If you do not, a Consolidation Letter of Transmittal will be mailed to you around August 15, 2005 which you must complete and return, along with your Existing ADRs, to the Tender Agent as soon as possible. You will not receive your payment of 65 pence per B Share or receive your New ADRs until you have surrendered your Existing ADRs to the Tender Agent.

For all other ADR Holders and U.S. Shareholders, your Existing ADRs and Existing Ordinary Shares will automatically be cancelled and New ADRs and New Ordinary Shares will automatically be issued or credited to you, so you need take no further action.

SHAREHOLDER HELPLINES

ADR Holders call 1-800-241-6711 (toll free, if telephoning in the United States)

Open Monday to Friday, 9:00 a.m. to 7:00 p.m. (New York City time)

U.S. Shareholders call 011-44-208-639-3390 (not toll free and an international call)

Open Monday to Friday, 8:30 a.m. to 5:30 p.m. (London time)

Neither the U.S. Information Agent nor the U.K. Receiving and Information Agent can provide advice on the merits of the Return of Cash or give any financial or tax advice. You will be solely responsible for obtaining your own financial and taxation advice and you should consult an appropriate professional adviser.

Frequently asked questions

These questions and answers have been prepared for the benefit of U.S. Shareholders and ADR Holders and they set out some commonly asked questions and provide brief responses. Unless specified below, the responses apply equally to U.S. Shareholders and ADR Holders. You are advised to read carefully the remainder of this document. If you are a U.S. Shareholder, you should also read the Return of Cash Election Form and Proxy Card (which you will receive under separate cover). If you are an ADR Holder, you should also read the Letter of Election and Transmittal accompanying this U.S. Supplemental Memorandum and the ADR Voting Instruction Card which you will receive under separate cover.

If you are an ADR Holder under the Thrift 401k Plans, elections under the B Share Alternatives will be made by the plan administrator on your behalf in accordance with the terms of the Thrift 401k Plans. Individual plan participants will not have the option to elect among the B Share Alternatives. Consequently, the questions and answers that address the specifics of the B Share Alternatives do not apply to your circumstances.

After reading and considering the documents provided to you in connection with the Return of Cash, should you have any remaining questions or if you have not received any of the documents, please contact the U.S. Information Agent at 1-800-241-6711 between 9:00 a.m. and 7:00 p.m. (New York City time), Monday through Friday, if you are an ADR Holder. However, if you are a U.S. Shareholder, you should call the U.K. Receiving and Information Agent at 011-44-208-639-3390 between 8:30 a.m. and 5:30 p.m., Monday through Friday.

1      What is being proposed?

  National Grid Transco is proposing a Return of Cash by which it will return £2 billion, which represents 65 pence per Existing Ordinary Share in cash to Shareholders of record as of 5:00 p.m. (London time) on July 29, 2005 and £3.25 per Existing ADR (as each Existing ADR evidences five Existing Ordinary Shares) to ADR Holders of record as of 5:00 p.m. (New York City time) on July 29, 2005, less any withholding taxes.

  The Return of Cash is composed of the issue of B Shares, the B Share Alternatives and the Share Capital Consolidation.

  The issue of B Shares will result in Shareholders receiving one B Share per Existing Ordinary Share held as of July 29, 2005, which in the case of holders of Existing ADRs means that they will receive five B Shares per Existing ADR. Each B Share entitles its holder to receive a payment equivalent to 65 pence, which equates to £3.25 per Existing ADR.

  Each holder may elect the manner in which it receives its 65 pence per B Share from the following three B Share Alternatives:

    •
    Alternative 1: the Single B Share Dividend; or

    •
    Alternative 2: the Initial Repurchase Offer; or

    •
    Alternative 3: the Future Repurchase Offers.

  Each of these B Share Alternatives is described in greater detail in Question 4 below and in 'Part 4 – Details of the Return of Cash' of the Circular.

  The Share Capital Consolidation consists of a subdivision and consolidation of the Existing Ordinary Shares (i.e., a reverse stock split) and an issuance of New Ordinary Shares, with a new par value, to replace the Existing Ordinary Shares. As a result of the Share Capital Consolidation, the Depositary will subdivide and consolidate the Existing ADRs on a similar basis and issue New ADRs in the Direct Registration System to the former holders of Existing ADRs. The Share Capital Consolidation is described in greater detail in 'Part 4 – Details of the Return of Cash' of the Circular.

2      Are there any conditions to the Return of Cash occurring?

  Yes, there are two conditions, which are as follows:

    •
    approval of resolution 1 by Shareholders at the EGM; and

    •
    admission of the B Shares and the New Ordinary Shares to the Daily Official List and to trading on the LSE's market for listed securities no later than 8:00 a.m. (London time) on August 1, 2005.

  If these conditions are not satisfied by 8:00 a.m. (London time) on August 1, 2005 or such later time and/or date as the Directors may decide, subject to compliance with the Exchange Act, no New Ordinary Shares or B Shares will be created and the Return of Cash, including the Initial Repurchase Offer, will not take effect.

3      Why are we returning this cash?

  On August 31, 2004 National Grid Transco announced that it had reached agreement on the sales of four of its gas distribution networks for a total cash consideration of £5.8 billion and its intention, following the completion of these sales, to return £2 billion to Shareholders, representing 65 pence per Existing Ordinary Share, which equates to £3.25 per Existing ADR. The sales of the gas distribution networks completed on June 1, 2005.

4      Are there different ways that I can receive my share of the cash?

  We are giving Shareholders the opportunity to elect from three alternatives of how to receive cash for their B Shares. Your three alternatives are:

  Alternative 1: Single B Share Dividend
  If you elect Alternative 1, you are electing to receive a single dividend of 65 pence per B Share, which equates to £3.25 per Existing ADR in respect of some or all of your B Shares.

  Following payment of the Single B Share Dividend under Alternative 1, for U.K. corporate law reasons, the B Shares on which the Single B Share Dividend has been paid will be converted into Deferred Shares. Deferred Shares will not be listed on any exchange, will carry extremely limited rights and will have negligible value. No share certificates will be delivered in respect of the Deferred Shares and the Company may at any time (and from time to time) repurchase all Deferred Shares then in issue for an aggregate consideration of one penny (£0.01).

  An election of Alternative 1 is the most cost-effective alternative for the Company.

  If you do not make an election (or you have not made a valid or timely election) you will be deemed to have elected Alternative 1 in respect of all of your B Shares.

OR

  Alternative 2: Initial Repurchase Offer
  If you elect Alternative 2, you are electing to have some or all of your B Shares purchased pursuant to the Initial Repurchase Offer to be effected on August 8, 2005. The consideration to be paid for the B Shares in the Initial Repurchase Offer will be 65 pence per B Share, which equates to £3.25 per Existing ADR, free of all dealing expenses and commissions.

  In addition, the Initial Repurchase Offer has been structured to comply with Rule 13e-4 under the Exchange Act and, as a result, National Grid Transco will file a Schedule TO with the SEC on June 15, 2005. You should ensure that you read the Schedule TO and each of the accompanying documents as they contain important information. Although you should have received a Schedule TO with this U.S. Supplemental Memorandum, further free copies of the Schedule TO will be available on the SEC's website at http://www.sec.gov and from the U.S. Information Agent.

OR

  Alternative 3: Future Repurchase Offers
  If you elect Alternative 3, you are electing to retain some or all of your B Shares and will have the opportunity to have some or all of them purchased on behalf of National Grid Transco on August 8, 2006 and/or August 8, 2007 at 65 pence per B Share. Under the terms and conditions of the B Shares, following the final Repurchase Offer, and in any event before December 31, 2009, National Grid Transco will convert any outstanding B Shares into New Ordinary Shares.

  If you retain some or all of your B Shares pursuant to this alternative, you will receive a dividend at the rate of 75 percent of 12 month LIBOR payable annually in arrears on the amount of 65 pence per B Share, with the first payment being due on August 7, 2006. If you elect Alternative 3, you may be subject to additional risks, which are discussed in greater detail below in Question 14.

  Please refer to 'Part 2 – Supplemental information for ADR Holders' and 'Part 3 – Certain U.S. federal income tax considerations' of this U.S. Supplemental Memorandum and 'Part 4 – Details of the Return of Cash' of the Circular for further information regarding these alternatives.

  Please note that if you are a certificated ADR Holder, you must return your Letter of Election and Transmittal and your Existing ADRs so that you can receive your £3.25 per Existing ADR for your B Shares and a Direct Registration Transaction Advice indicating your ownership of New ADRs following the Share Capital Consolidation.

5      What is my U.S. federal income tax position?

  The U.S. federal income tax consequences of the initial distribution of B Shares will be treated in the same manner as if we paid you a cash distribution of 65 pence per Existing Ordinary Share, which equates to £3.25 per Existing ADR. Any gain recognized on cash received in lieu of fractional entitlements will be treated as capital gain. ADR Holders under the Thrift 401k Plans will not be subject to tax as a result of the Return of Cash.

  Any election among the B Share Alternatives is likely to have the same impact on your U.S. tax position in 2005; however an election of Alternative 3 may have certain tax implications for you in the future. Please see Question 14 below and 'Part 3 – Certain U.S. federal income tax considerations' of this U.S. Supplemental Memorandum for additional information.

  However, prior to making any election, we encourage you to seek professional financial and/or tax advice.

6      How do I make my choice?

  U.S. Shareholders – If you would like to elect Alternative 1 for all of your B Shares, you do not need to take any action. If you would like to elect Alternative 1 for some of your B Shares and/or Alternative 2 and/or Alternative 3 for some or all of your B Shares, you need to complete and sign all relevant portions of the Return of Cash Election Form as instructed and send it to Capita Registrars, so as to be received by no later than 4:30 p.m. (London time) on August 5, 2005. For further details on how to complete the Return of Cash Election Form, please refer to the Election Form itself or 'Part 3 – Completing your Election Form' of the Circular.

  ADR Holders – It depends on the manner in which you hold your Existing ADRs. If you hold Existing ADRs:

    •
    In certificated form: Complete and sign all relevant portions of the Letter of Election and Transmittal and send it, along with your Existing ADRs, to the Tender Agent so as to be received no later than 11:30 a.m. (New York City time) on August 5, 2005.

    •
    In book-entry form: Instruct your Agent Institution to make the election of your choice on your behalf no later than 11:30 a.m. (New York City time) on August 5, 2005, through the applicable procedures of DTC.

    •
    In the Direct Registration System or the Global Buy DIRECT Plan: Complete and sign all relevant portions of the Letter of Election and Transmittal and send it to the Tender Agent so as to be received no later than 11:30 a.m. (New York City time) on August 5, 2005.

    •
    In the Thrift 401k Plans: No election is necessary. The plan administrator will complete the election process on behalf of all participants.

  If you would like to choose Alternative 1 for all of your B Shares, you do not need to take any action (i.e., you do not need to return the Letter of Election and Transmittal) unless you hold your Existing ADRs in certificated form, in which case you must return the Letter of Election and Transmittal and your Existing ADRs so that you can receive your £3.25 per Existing ADR for your B Shares and a Direct Registration Advice indicating your ownership of New ADRs following the Share Consolidation.

7      May I elect among more than one alternative?

  Yes. You may elect to allocate your B Shares among the alternatives as you deem necessary or appropriate.

8      What happens if I fail to make an election or my election was not validly or timely made?

  U.S. Shareholders – If you fail to make an election, you will be deemed to have elected the Single B Share Dividend pursuant to Alternative 1 in respect of all of your B Shares. Your Existing Ordinary Shares will be automatically cancelled and you will be issued New Ordinary Shares in connection with the Share Capital Consolidation. Please refer to 'Part 3 – Completing your Election Form' of the Circular for further information pertaining to Election Forms which have been incorrectly completed.

  ADR Holders – It depends on the manner in which you hold your Existing ADRs. If you hold Existing ADRs:

    •
    In certificated form: You will be deemed to have elected the Single B Share Dividend in respect of all of your B Shares pursuant to Alternative 1. If you have not returned your Existing ADRs within the Election Period, you will receive a Consolidation Letter of Transmittal, which you must complete and send to the Tender Agent, along with your Existing ADRs in order to receive a Direct Registration Transaction Advice indicating your ownership of New ADRs and U.S. dollar checks for the dividend payment and for any fractional entitlements.

    •
    In book-entry form: You will be deemed to have elected the Single B Share Dividend in respect of all of your B Shares pursuant to Alternative 1. If you hold your Existing ADRs through DTC, you will not receive a Consolidation Letter of Transmittal, as DTC will credit your account with New ADRs, the dividend payment and any fractional entitlements.

    •
    In the Direct Registration System: You will be deemed to have elected the Single B Share Dividend in respect of all of your B Shares pursuant to Alternative 1. No further action will be required on your part as your Existing ADRs will be automatically exchanged for New ADRs and you will receive a Direct Registration Transaction

      Advice indicating your ownership of New ADRs and U.S. dollar checks for the dividend payment and for any fractional entitlement.

    •
    In the Global Buy DIRECT Plan: You will be deemed to have elected the Single B Share Dividend in respect of all of your B Shares pursuant to Alternative 1. No further action will be required on your part as your Existing ADRs will be automatically exchanged for New ADRs and you will receive a U.S. dollar check for the dividend payment and a Global Buy DIRECT Statement indicating your ownership of full and fractional New ADRs.

9      May I choose the currency of the cash that I receive?

  No. U.S. Shareholders will receive all payments in U.K. pounds (irrespective of their election). ADR Holders will receive all payments in U.S. dollars to the extent they have chosen Alternative 1 or Alternative 2. If an ADR Holder chooses Alternative 3, all B Share Continuing Dividends and any future repurchase payments will be made in U.K. pounds.

  Any amounts paid in U.S. dollars will be converted from U.K. pounds into U.S. dollars at the exchange rate obtainable on the spot market in London (net of conversion fees and expenses) on the date the cash consideration is received by the Tender Agent.

10    How long do I have to make an election under the B Share Alternatives?

  You have until 11:30 a.m. (New York City time), or 4:30 p.m. (London time), on August 5, 2005 to deliver an election under the B Share Alternatives, unless the Initial Repurchase Offer is otherwise withdrawn, terminated or extended.

11    Under what circumstances may the Initial Repurchase Offer (Alternative 2) be withdrawn, terminated or extended?

  The Initial Repurchase Offer may be withdrawn or terminated if any of the conditions are not satisfied by 8:00 a.m. (London time) on August 1, 2005.

  The Initial Repurchase Offer may also be extended. In particular, the Initial Repurchase Offer may be extended under certain circumstances pursuant to applicable U.K. and U.S. laws. For example, if there is a material change to the terms of the Initial Repurchase Offer, the offer will be required to be kept open for acceptances until such time as the material change has been properly disseminated to Shareholders and adequate time has passed for Shareholders to give the change reasonable consideration.

  Please refer to paragraph 6 of 'Part 4 – Details of the Return of Cash' of the Circular for further information relating to withdrawal, termination or extension of the Initial Repurchase Offer.

12    How will I be notified if the Initial Repurchase Offer is withdrawn, terminated, extended or its terms are amended?

  If the Initial Repurchase Offer is withdrawn, terminated, extended or its terms are amended, a public announcement of the withdrawal, termination, extension or amendment will be issued in the United States no later than 9:00 a.m. (New York City time) on the next U.S. business day following the occurrence of the event giving rise to the amendment or extension.

13    If I make an election under the B Share Alternatives, may I withdraw my election?

  Yes, provided that you have delivered a valid written notice of withdrawal to Capita Registrars in the case of U.S. Shareholders prior to 4:30 p.m. (London time) or to the Tender Agent in the case of ADR Holders prior to 11:30 a.m. (New York City time) on August 5, 2005, unless the Election Period is extended in which case your ability to withdraw will also be extended.

  After the end of the Election Period, if your Existing Ordinary Shares or Existing ADRs, as the case may be, have been accepted for payment by Capita Registrars or the Tender Agent on behalf of National Grid Transco, they may not be withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the offer.

  For further details on how to withdraw your election, please refer to paragraph 3 of 'Part 2 – Supplemental information for ADR Holders' of this U.S. Supplemental Memorandum and paragraph 6 of 'Part 4 – Details of the Return of Cash' of the Circular.

14    Are there any particular risks that I should be aware of with respect to any of the Alternatives?

  U.S. Shareholders and ADR Holders should realize that a choice of Alternative 3 may subject the holder to various risks, including those outlined below. You are strongly advised to consult your professional financial and/or tax adviser prior to making any elections under the B Share Alternatives or investing any cash you receive.

    •
    U.S. tax: U.S. Holders will likely recognize dividend income during 2005 with respect to the receipt of B Shares (as would have been the case if a cash dividend of 65 pence per Ordinary Share was paid). To the extent that you have chosen Alternative 3, you will not receive payment in respect of your B Shares until August 2006, at the earliest. As a result, with respect to any U.S. taxes payable by you with respect to the B Shares for the 2005 tax year, you will have to pay those U.S. taxes using money from an alternative source.

        For further details on U.S. federal tax matters, please read 'Part 3 – Certain U.S. federal income tax considerations' of this U.S. Supplemental Memorandum.

    •
    Liquidity: The B Shares issued to you have not been and will not be registered under the Securities Act and may not be offered or sold in the United States unless in a transaction that is registered under the provisions of the Securities Act, or not required to be registered thereunder, or pursuant to an exemption therefrom. In addition, the B Shares will not be listed or capable of trading on the NYSE. Although it is anticipated that the B Shares will be admitted to trading on the LSE, in the United States the B Shares will be extremely illiquid securities and there can be no guarantee that you will be able to sell them or otherwise dispose of them, or realize any value for them at all, except on the scheduled purchase dates in 2006 and 2007.

    •
    Rate of return: The rate of return on the B Share Continuing Dividend may not be competitive with other financial instruments in the market which you may be able to obtain. As a result, you may be able to achieve a greater return than the B Share Continuing Dividend by electing Alternative 1 or 2 and investing the cash proceeds in alternative opportunities.

    •
    Exchange rate: Since the B Share Continuing Dividend is solely payable in U.K. pounds, the value of the dividend to you may be subject to risk due to exchange rate fluctuations until such time as your B Shares are acquired or converted. In addition, you will be responsible for a conversion into a currency other than U.K. pounds. To the extent you convert such amount into U.S. dollars or any other currency not tied to U.K. pounds, you may gain or lose value upon the currency conversion depending on the movement of the relevant exchange rate. In addition, the consideration to be paid in connection with the Future Repurchase Offers in 2006 and 2007 will consist solely of U.K. pounds and the exchange rate prevailing at such times may be materially different than the current rates applied to U.S. dollars and U.K. pounds.

15    Following the Share Capital Consolidation, I may be left with entitlements to a fractional amount of New Ordinary Shares or New ADRs. What happens to those fractional entitlements?

  U.S. Shareholders – If, immediately before the Share Capital Consolidation, your holding of Existing Ordinary Shares does not divide exactly by 49, you will be left with a fractional entitlement to New Ordinary Shares. These fractional entitlements of all holders of New Ordinary Shares will be aggregated and sold in the market on your behalf. You will either receive a book-entry credit, if you hold your shares through an Agent Institution, or be sent a check, if you hold certificated shares, for your proportion of the sale proceeds during the week of August 22, 2005. Please refer to 'Part 4 – Details of the Return of Cash' of the Circular for more details regarding fractional entitlements.

  Should the proceeds from the sale of your fractional entitlements be less than £1.00, you will not receive a check in respect of that entitlement. Those proceeds will be remitted to National Grid Transco, which will arrange for the donation of such proceeds to a charity of its choice.

  ADR Holders – Aggregate fractional New ADRs will be sold by the Tender Agent and paid in the manner described below. If you hold Existing ADRs:

    •
    In certificated form: You will be sent a check for your proportion of the sale proceeds during the week of August 22, 2005 provided you returned your Existing ADRs to the Tender Agent by August 5, 2005. If you did not, you will receive a check for your proportion of the sale proceeds upon surrender of your Existing ADRs to the Tender Agent.

    •
    In book-entry form: You will receive a book-entry credit through an Agent Institution for your proportion of the sale proceeds during the week of August 22, 2005.

    •
    In the Direct Registration System: You will be sent a check for your proportion of the sale proceeds during the week of August 22, 2005.

    •
    In the Global Buy DIRECT Plan: You will not receive a check for the sale proceeds but instead will receive a credit of fractional New ADRs to your account during the week of August 22, 2005.

    •
    In the Thrift 401k Plan: You will receive fractional entitlements in accordance with the terms of the Thrift 401k Plans.

  Should the proceeds from the sale of your fractional entitlements be less than $2.00, you will not receive any proceeds in respect of that entitlement. Those proceeds will be remitted to National Grid Transco, which will arrange for the donation of such proceeds to a charity of its choice.

16    Will I have to pay any fees, expenses or commissions?

  No fees, expenses or commissions will be payable by you to Cazenove, National Grid Transco, The Bank of New York or Capita Registrars in order to participate in the Return of Cash. However, if you hold your Existing Ordinary Shares or Existing ADRs through an Agent Institution, such institution may charge you fees and expenses. You should consult with your Agent Institution to determine whether any charges may apply.

17    What happens if I do not get my Tax Form back in time?

  If you do not return a properly completed Tax Form (that is, either a Form W-9 that indicates that you are exempt from backup withholding or a Form W-8), you may not be eligible to elect Alternative 3. Furthermore, at the discretion of National Grid Transco, Cazenove, the Tender Agent or your Agent Institution, as applicable, you may be deemed to have elected Alternative 1 in respect of all of your B Shares and would therefore receive 65 pence per Existing Ordinary Share, which equates to £3.25 per Existing ADR (less applicable withholding taxes, if any).

  In addition, failure to return such a properly completed Tax Form may result in the application of backup withholding on any payments made to you pursuant to the Return of Cash. For further details on information reporting and backup withholding, please refer to paragraph 5 of 'Part 3 – Certain U.S. federal income tax considerations' of this U.S. Supplemental Memorandum.

18    Do I need to vote?

  Yes. Although U.S. Shareholders and ADR Holders are not required to vote in order to be eligible to participate in the Return of Cash, the Return of Cash requires Shareholder approval before it can take place. The EGM is scheduled to be held on July 25, 2005 at 2:15 p.m. (London time) or, if later, immediately following the AGM, which is due to start at 2:00 p.m. (London time).

  U.S. Shareholders – You should complete and return the Proxy Card (Card C) to Capita Registrars as soon as possible and, in any event, for receipt no later than 9:15 a.m. (New York City time), or 2:15 p.m. (London time), on July 23, 2005. If you are unable to return the Proxy Card (Card C) in a timely manner to Capita Registrars, you may still attend the EGM in person.

  ADR Holders – You should complete and return the ADR Voting Instruction Card to the Depositary as soon as possible and, in any event, for receipt no later than 5:00 p.m. (New York City time) on July 18, 2005. If you are unable to return the ADR Voting Instruction Card in a timely manner to the Depositary, you may still attend the EGM in person. If you are an ADR Holder under a Thrift 401k Plan, please follow the specific voting instructions contained in your EGM materials.

19    What do I do if I still have questions?

  After reading and considering this U.S. Supplemental Memorandum, the Circular and the other documents referenced herein, should you have any remaining questions or if you have not received any of the documents discussed herein, in the case of ADR Holders, please contact the U.S. Information Agent at 1-800-241-6711 between 9:00 a.m. and 7:00 p.m. (New York City time), Monday through Friday. In the case of U.S Shareholders, please contact the U.K. Receiving and Information Agent at 011-44-208-639-3390 between 8:30 a.m. and 5:30 p.m. (London Time), Monday through Friday. Neither the U.S. Information Agent nor the U.K. Receiving and Information Agent will provide advice on the merits of the Return of Cash or give any financial or tax advice.

  ADR Holders under the Thrift 401k Plans who have questions regarding the impact of these transactions on their plan accounts should contact T. Rowe Price at 1-800-922-9945.

20    Does the Return of Cash affect my normal periodic cash dividend payment?

  No, provided that you are a record holder of Existing Ordinary Shares or Existing ADRs on June 10, 2005, the record date for the final dividend for the financial year ended March 31, 2005, you will receive that dividend in the normal manner to which you are accustomed. In the future, the periodic cash dividend paid (if any) will be paid on the reduced number of New Ordinary Shares or New ADRs held by you.

Part 2 – Supplemental information for ADR Holders

The following information applies solely to ADR Holders. If you are a U.S. Shareholder, please refer to the Circular which will provide you with further information about the EGM, the Return of Cash and certain other information which is relevant to you.

1    EGM

The EGM is scheduled to be held at 2:15 p.m. (London time) or, if later, immediately following the AGM, which is due to start at 2:00 p.m. (London time) on July 25, 2005. For further details regarding the EGM, please refer to 'Part 4 – Details of the Return of Cash' and 'Part 10 – Notice of Extraordinary General Meeting' of the Circular. If, as an ADR Holder, you wish to give voting instructions to the Depositary, you will need to follow the procedures described on the ADR Voting Instruction Card. Valid voting instructions, as set forth in a properly completed ADR Voting Instruction Card, must be received by the Depositary by 5:00 p.m. (New York City time) on July 18, 2005.

2    Return of Cash

2.1
Letter of Election and Transmittal

  With the exception of ADR Holders whose holdings consist solely of Existing ADRs under the Thrift 401k Plans, you should also receive with this document a Letter of Election and Transmittal to be used in making an election pursuant to the B Share Alternatives. If you are an ADR Holder under the Thrift 401k Plans, elections under the B Share Alternatives will be made by the plan administrator on behalf of all plan participants in accordance with the terms of the Thrift 401k Plans.

  The Letter of Election and Transmittal will include a Tax Form, which is the Substitute Form W-9 or where applicable a W8-BEN that is to be completed by U.S. Holders (as defined in 'Part 3 – U.S. federal income tax considerations' of this U.S. Supplemental Memorandum).

  By using the Letter of Election and Transmittal, you will be able to elect one or more of the following three alternatives available under the B Share Alternatives for your B Shares:

  Alternative 1: Single B Share Dividend, whereby for each B Share for which this alternative is elected, you will be eligible to receive a single dividend payment of 65 pence per B Share, which equates to £3.25 per Existing ADR (less withholding taxes, if any), following which all of the B Shares for which this alternative is elected will be converted into Deferred Shares;

  Alternative 2: Initial Repurchase Offer, whereby for each B Share for which this alternative is elected, you will be eligible to have your B Shares repurchased by Cazenove, acting as principal, for a payment of 65 pence per B Share, which equates to £3.25 per Existing ADR (less withholding taxes, if any); and

  Alternative 3: Future Repurchase Offers, whereby for each B Share for which this alternative is elected, you will retain your B Shares and be eligible to receive the B Share Continuing Dividend and will have the opportunity to have your B Shares purchased by Cazenove, acting as principal, on August 8, 2006 and/or August 8, 2007 at 65 pence per B Share. Following the final Repurchase Offer, and in any event before December 31, 2009, National Grid Transco will convert any outstanding B Shares into New Ordinary Shares.

  For a more detailed discussion of the three alternatives, please refer to 'Part 4 – Details of the Return of Cash' of the Circular.

2.2
Election Process, Payment and Share Capital Consolidation

  The manner in which you hold your ADRs will determine the process you must follow to elect one of the three B Share Alternatives. In order to elect one of the three alternatives, you will need to return your completed Letter of Election and Transmittal to the Tender Agent for receipt no later than 11:30 a.m. (New York City time) on August 5, 2005.

  You will receive all payments in U.S. dollars to the extent you have chosen Alternative 1 or Alternative 2. If you choose Alternative 3, all B Share Continuing Dividends and any future repurchase payments will be made in U.K. pounds. Any amounts paid in U.S. dollars will be converted from U.K. pounds into U.S. dollars at the exchange rate obtainable on the spot market in London (net of conversion fees and expenses) on the date the cash consideration is received by the Tender Agent.

  2.2.1
  Holders of Existing ADRs in certificated form
  (i)
  B Share Alternatives Elections

  In order to make a valid election of B Share Alternatives you will need to duly complete and sign all applicable portions of the enclosed Letter of Election and Transmittal by electing the appropriate alternatives for all of the Existing ADRs you hold and delivering to the Tender Agent the duly completed and signed Letter of Election and Transmittal and your Existing ADRs, to be received no later than 11:30 a.m. (New York City time) on August 5, 2005.

  If you do not validly or timely complete, execute and deliver the Letter of Election and Transmittal and your Existing ADRs and in certain instances, the Tax Form, you will be deemed to have elected Alternative 1 in respect of all of the B Shares you are entitled to receive. Upon surrender of your Existing ADRs, you will receive a dividend payment equal to £3.25 per Existing ADR, following which each of your B Shares will be converted into Deferred Shares.

  No share certificates will be issued by National Grid Transco to ADR Holders in respect of: (a) any B Shares on which a Single B Share Dividend is paid under Alternative 1; (b) any Deferred Shares issued pursuant to Alternative 1; or (c) any B Shares purchased in the Initial Repurchase Offer pursuant to a validly and timely election of Alternative 2.

  (ii)
  Election Payment

  Alternatives 1 and 2

  Existing ADR Holders shall be entitled to receive 65 pence per B Share, which equates to £3.25 per Existing ADR (less applicable withholding taxes, if any).

  If you validly and timely elect Alternative 1 or Alternative 2, you will receive promptly the dividend or purchase amounts in U.S. dollars. The Tender Agent will distribute to you the proceeds during the week of August 22, 2005. If you have not made a valid and timely election with respect to your B Shares by August 5, 2005 and, as a result, are deemed to have elected Alternative 1, you will receive the dividend payment only when you return your Existing ADRs to the Tender Agent.

  Alternative 3

  If you properly elect Alternative 3, Capita Registrars shall, on August 22, 2005, mail to you a certificate representing the B Shares which you have elected to retain at the address designated in the applicable Letter of Election and Transmittal.

  (iii)
  Share Capital Consolidation

  If you have surrendered your ADRs to the Tender Agent as part of a valid and timely B Share Alternatives election under cover of a Letter of Election and Transmittal, you should expect to receive during the week of August 22, 2005 a Direct Registration Transaction Advice evidencing your New ADRs and a U.S. dollar check representing the net proceeds from the sale of fractional entitlements to New ADRs, if any.

  If you have not surrendered your Existing ADRs by August 5, 2005, you will be sent a Consolidation Letter of Transmittal on August 15, 2005.

  The Consolidation Letter of Transmittal will enable you to surrender your Existing ADRs and to designate a delivery address for a Direct Registration Transaction Advice indicating your ownership of New ADRs, dividend payments and proceeds from the sale of fractional entitlements, if any. Provided that you deliver the properly completed Consolidation Letter of Transmittal and Existing ADRs to the Tender Agent at the applicable address, New ADRs in the Direct Registration System and payments in U.S. dollars for the dividend and from the sale of fractional entitlements, if any, will be distributed to you promptly after receipt thereof.

  Distributions (including the Return of Cash and the net proceeds from the sale of fractional entitlements) and mailings (including mailings in respect of vote solicitation) with respect to New ADRs will be withheld until your Existing ADRs have been exchanged for New ADRs.

  Existing ADRs in certificated form that are not surrendered to the Tender Agent will escheat according to applicable U.S. law (together with all entitlements received by the Tender Agent in respect thereof).

  2.2.2
  Holders of Existing ADRs in book-entry form
  (i)
  B Share Alternatives Elections

  To make an election of any of the B Share Alternatives you will need to timely instruct your Agent Institution to make the election on your behalf no later than 11:30 a.m. (New York City time) on August 5, 2005, through the applicable procedures of DTC.

  If you plan to elect Alternative 1, it will not be necessary to return the Letter of Election and Transmittal.

  The Tender Agent has established a means by which Agent Institutions may, through the Automated Tender Offer Program ('ATOP') of DTC, make the applicable election by surrendering Existing ADRs no later than 11:30 a.m. (New York City time) on August 5, 2005 in the applicable accounts established for purposes of each of the alternatives by the Tender Agent with DTC. By delivering Existing ADRs in one of the designated election accounts through ATOP, the Agent Institution will be deemed (by means of delivery of the corresponding 'Agent's Message' in ATOP) to have delivered the Letter of Election and Transmittal to the Tender Agent and will be making the applicable elections enumerated above and described in the Letter of Election and Transmittal.

  If an Agent Institution elects Alternative 3 in respect of B Shares, each of its clients is entitled to receive B Shares based on his or her Existing ADR holdings. The Agent Institution will need to return to the Tender Agent the B Share Alternative Issuance Form no later than 11:30 a.m. (New York City time) on August 5, 2005, the delivery instructions for the B Share certificates (in each case specifying for each client the applicable 'VOI'/ATOP instruction number assigned to the applicable 'Agent's Message') and a Tax Form. Failure to so timely provide to the Tender Agent B Share certificate delivery instructions will cause the election to be considered to be defective.

  Any holder of book-entry ADRs whose Existing ADRs have not been timely surrendered in the applicable election accounts or for whom (in the case of Alternative 3) the B Share delivery instructions have not been returned to the Tender Agent, as described above, will be deemed to have elected Alternative 1 in respect of all of his or her B Shares.

  No share certificates will be issued by National Grid Transco to ADR Holders in respect of: (a) any B Shares on which a Single B Share Dividend is paid under Alternative 1; (b) any Deferred Shares issued pursuant to Alternative 1; or (c) any B Shares purchased in the Initial Repurchase Offer pursuant to a validly and timely election of Alternative 2.

  (ii)
  Election Payment

  Alternatives 1 and 2

  Existing ADR Holders shall be entitled to receive 65 pence per B Share, which equates to £3.25 per Existing ADR (less applicable withholding taxes, if any).

  The payment of the dividend and purchase amounts under Alternative 1 (whether as a result of a valid and timely election or otherwise) and Alternative 2 will be promptly distributed by the Tender Agent in U.S. dollars to you indirectly through your Agent Institution during the week of August 22, 2005 (less applicable withholding taxes, if any).

  Alternative 3

  If you properly elect Alternative 3, Capita Registrars shall, on August 22, 2005, mail to you a certificate representing the B Shares which you have elected to retain at the address designated in the applicable Letter of Election and Transmittal.

  (iii)
  Share Capital Consolidation

  The Existing ADRs you hold on July 29, 2005 will be exchanged for New ADRs without the need for further action by you. New ADRs will be credited to the Agent Institution during the week of August 8, 2005. Further, you should expect to receive during the week of August 22, 2005 (without the need to take any further action) book-entry credits representing the net proceeds from the sale of fractional entitlements to New ADRs, if any.

  2.2.3
  Holders of Existing ADRs in the Direct Registration System
  (i)
  B Share Alternatives Elections

  You will need to complete all relevant portions of the Letter of Election and Transmittal and send it to the Tender Agent for receipt no later than 11:30 a.m. (New York City time) on August 5, 2005.

  If you plan to elect Alternative 1, it will not be necessary to return the Letter of Election and Transmittal.

  If you fail to make an election or make an untimely or deficient election, you will be deemed to have elected Alternative 1 in respect of all your B Shares.

  No share certificates will be issued by National Grid Transco to ADR Holders in respect of: (a) any B Shares on which a Single B Share Dividend is paid under Alternative 1; (b) any Deferred Shares issued pursuant to Alternative 1; or (c) any B Shares purchased in the Initial Repurchase Offer pursuant to a validly and timely election of Alternative 2.

  (ii)
  Election Payment

  Alternatives 1 and 2

  Existing ADR Holders shall be entitled to receive 65 pence per B Share, which equates to £3.25 per Existing ADR (less applicable withholding taxes, if any).

  The payment of the dividend and purchase amounts under Alternative 1 (whether as a result of a valid and timely election or otherwise) and Alternative 2 will be distributed promptly by the Tender Agent (less applicable withholding taxes, if any) in U.S. dollars to you directly during the week of August 22, 2005.

  Alternative 3

  If you properly elect Alternative 3, Capita Registrars shall, on August 22, 2005, mail to you a certificate representing the B Shares which you have elected to retain at the address designated in the applicable Letter of Election and Transmittal.

  (iii)
  Share Capital Consolidation

  Your Existing ADRs will be automatically exchanged for New ADRs and you will receive a Direct Registration Transaction Advice indicating your ownership of New ADRs. Further, you should expect to receive during the week of August 22, 2005 (without the need to take any further action) a U.S. dollar check representing the net proceeds from the sale of fractional entitlements to New ADRs, if any.

  2.2.4
  Holders of Existing ADRs in the Global Buy DIRECT Plan
  (i)
  B Share Alternatives Elections

  You will need to complete all relevant portions of the Letter of Election and Transmittal and deliver it to the Tender Agent no later than 11:30 a.m. (New York City time) on August 5, 2005.

  If you plan to elect Alternative 1, it will not be necessary to return the Letter of Election and Transmittal.

  If you fail to make an election, or make an untimely or deficient election, you will be deemed to have elected Alternative 1 in respect of all of your B Shares.

  No share certificates will be issued by National Grid Transco to ADR Holders in respect of: (a) any B Shares on which a Single B Share Dividend is paid under Alternative 1; (b) any Deferred Shares issued pursuant to Alternative 1; or (c) any B Shares purchased in the Initial Repurchase Offer pursuant to a validly and timely election of Alternative 2.

  (ii)
  Election Payment

  Alternatives 1 and 2

  Existing ADR Holders shall be entitled to receive 65 pence per B Share, which equates to £3.25 per Existing ADR (less applicable withholding taxes, if any).

  The payment of the dividend and purchase amounts under Alternative 1 (whether as a result of a valid and timely election or otherwise) and Alternative 2 will be distributed promptly by the Tender Agent (less applicable withholding taxes, if any) in U.S. dollars to you directly during the week of August 22, 2005.

  Alternative 3

  If you properly elect Alternative 3, Capita Registrars, shall, on August 22, 2005, mail to you a certificate representing the B Shares which you have elected to retain at the address designated in the applicable Letter of Election and Transmittal.

  (iii)
  Share Capital Consolidation

  Your Existing ADRs will be automatically exchanged for New ADRs and you will receive a Global Buy DIRECT Statement indicating your ownership of full and fractional New ADRs.

  2.2.5
  Holders of Existing ADRs under the Thrift 401k Plans

  Elections under the B Share Alternatives will be made by the plan administrator on behalf of all plan participants in accordance with the terms of the Thrift 401k Plans.

3    Withdrawal rights

Tenders of B Shares may be withdrawn by ADR Holders at any time prior to the end of the Election Period. Thereafter, such a tender is irrevocable. If the period of time during which the Initial Repurchase Offer is open is extended, if there is a delay in accepting for payment or paying for B Shares, or if it is not possible to accept for payment or pay for B Shares as provided, for any reason, then, without prejudice to the rights of National Grid Transco and Cazenove under the Return of Cash, the Tender Agent and Cazenove will retain all B Shares tendered, and such B Shares may not be withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the offer.

3.1
Withdrawal of B Shares

  For a withdrawal of B Shares to be effective, an original notice of withdrawal signed by the person(s) who signed the relevant Letter of Election and Transmittal must:

  •
  be timely received by the Tender Agent at its address set forth on the Letter of Election and Transmittal; and

  •
  specify the name(s) of the person(s) who tendered the B Shares to be withdrawn and the number of B Shares to be withdrawn.

  In the case of elections made through an Agent Institution, upon receipt of a valid notice of withdrawal, National Grid Transco and Cazenove will cause the Tender Agent to take any actions required to be taken by it to permit the removal of the block on the withdrawn shares. ADR Holders should contact the financial institution through which they tendered their B Shares to determine what actions, if any, the financial institution may need to take to assure the removal of the block on the withdrawn B Shares.

3.2
General

  Withdrawals may not be rescinded and B Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Initial Repurchase Offer. However, withdrawn B Shares may be retendered again pursuant to Alternative 2 following one of the procedures described in this 'Part 2 – Supplemental information for ADR Holders' at any time prior to the end of the Election Period.

  National Grid Transco jointly with Cazenove will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in their discretion, and such determination shall be final and binding. National Grid Transco jointly with Cazenove also reserve the absolute right to waive any defect or irregularity in the withdrawal of B Shares by any ADR Holder, and such determination will be binding on such ADR Holder. None of National Grid Transco, Cazenove, the Tender Agent, the U.S. Information Agent, the U.K. Receiving and Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4    Additional Information

4.1
Amendment to Form F-6

  As a result of the Share Capital Consolidation, the Depositary will file an amendment to the existing registration statement on Form F-6 in respect of the New ADRs with the SEC reflecting the new CUSIP for the New ADRs and the adjusted par value of the New Ordinary Shares following the Share Capital Consolidation. You may obtain a copy of the Form F-6 from the SEC's website (http://www.sec.gov) once filed with the SEC, such filing currently expected to occur on or around August 1, 2005.

Part 3 – Certain U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax consequences to a U.S. Holder (as defined below) of participation in the Return of Cash. This summary deals only with U.S. Holders that hold Existing Ordinary Shares or Existing ADRs as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the participation in the Return of Cash by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not address tax considerations applicable to investors that own (directly or indirectly) 10 percent or more of the voting stock of National Grid Transco, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions or 'financial services entities,' insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts such as the Thrift 401k Plans, tax-exempt organizations, dealers in securities or currencies, investors that hold Existing Ordinary Shares or Existing ADRs or will hold the B Shares, as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes, holders who received their Existing Ordinary Shares or Existing ADRs through the exercise of employee stock options or otherwise as compensation, or investors whose functional currency is not the U.S. dollar).

As used herein, the term 'U.S. Holder' means a beneficial owner of Existing Ordinary Shares or Existing ADRs that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership that holds Existing Ordinary Shares or Existing ADRs will depend on the status of the partner and the activities of the partnership. Partnerships that hold Existing Ordinary Shares or Existing ADRs should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the partnership's participation in the Return of Cash.

The summary assumes that National Grid Transco is not, and has not at any time been, a passive foreign investment company (a 'PFIC') for U.S. federal income tax purposes, which National Grid Transco believes to be the case. National Grid Transco's possible status as a PFIC must be determined annually and therefore may be subject to change. If National Grid Transco were to be a PFIC in any year in which a U.S. Holder owned Existing Ordinary Shares or Existing ADRs, materially adverse tax consequences could result for the U.S. Holder.

The summary further assumes that the Deferred Shares will have no value, and therefore receipt of the Deferred Shares by U.S. Holders electing Alternative 1 will have no consequences for U.S. federal income tax purposes.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the 'U.S. Tax Code'), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between the United States and the United Kingdom (the 'Treaty'), all as currently in effect and all subject to change at any time, possibly with retroactive effect.

The summary of U.S. Federal Income Tax consequences set out below is for general information only. All holders of existing ordinary shares or existing ADRs should consult their tax advisers as to the particular tax consequences to them of participating in the return of cash, including the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

1    Share Capital Consolidation

A U.S. Holder will not recognize gain or loss upon receipt of New Ordinary Shares or New ADRs in exchange for Existing Ordinary Shares or Existing ADRs.

Capital gain or loss as a result of the Share Capital Consolidation will generally be recognized by a U.S. Holder equal to the difference, if any, between the U.S. dollar amount realized on the receipt of cash in lieu of fractional New Ordinary Shares or New ADRs and the U.S. Holder's basis in the Existing Ordinary Shares or Existing ADRs that is allocable to the fractional entitlement. This capital gain or loss will be long-term capital gain or loss if either the U.S. Holder's holding period in the New Ordinary Shares exceeds one year, or, in the case of a loss, if the extraordinary dividend rules discussed below apply.

As discussed above, a U.S. Holder will not be entitled to proceeds from the sale of its fractional entitlement if the proceeds therefrom are less than £1.00 for U.S. Shareholders and less than $2.00 for ADR Holders. Although there is no controlling authority, it is reasonable to take the position that under these circumstances the U.S. Holder will not recognize any income from the sale of such fractional entitlements, and that no portion the U.S. Holder's basis in its Existing Ordinary Shares or Existing ADRs should be allocated to the fractional entitlement.

2    B Share Alternatives

It is believed that the arrangements with respect to B Shares should be treated for U.S. federal income tax purposes as separate from the Share Capital Consolidation and that U.S. Holders should be treated as having the right to elect to receive either B Shares or cash within the meaning of Section 305(b)(1) of the U.S. Tax Code. Accordingly the arrangements with respect to the B Shares should have the tax consequences described below. However, there is no directly controlling authority addressing circumstances substantially similar to the arrangement with respect to the B Shares, and U.S. Holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of the B Share Alternatives.

The distribution of cash (whether designated as a dividend under Alternative 1 or as the result of a purchase under Alternative 2), and the value of any B Shares received and retained (under Alternative 3), to the extent paid out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), should generally be taxable to a U.S. Holder as foreign source dividend income and will not be eligible for the dividends received deduction allowed to corporations. A distribution in excess of current and accumulated earnings and profits should be treated as a non-taxable return of cash to the extent of the U.S. Holder's basis in the Existing Ordinary Shares or Existing ADRs and thereafter as capital gain. National Grid Transco is currently unable to determine the extent to which the distribution will be paid out of current or accumulated earnings and profits for purposes of these rules. The rules provide, for information reporting and backup withholding purposes, that if the payor of a distribution is unable to determine whether the distribution is paid out of current or accumulated earnings and profits, the entire distribution must be treated and reported as a dividend under applicable information reporting requirements. If National Grid Transco is able to reasonably estimate in a timely manner the extent to which the distribution is paid out of current or accumulated earnings and profits and the extent to which it is a return of capital, such determination will be reflected in any information returns that may be required to be sent to U.S. Holders, as discussed below under 'Backup Withholding and Information Reporting'.

This dividend income will be taxable to a non-corporate U.S. Holder at the special reduced rate normally applicable to capital gains, provided National Grid Transco qualifies for the benefits of the Treaty, which National Grid Transco believes to be the case. A U.S. Holder will be eligible for this reduced rate only if it has held the Existing Ordinary Shares or the Existing ADRs and/or (presumably, although there is no authority) the New Ordinary Shares or New ADRs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. A U.S. Holder would not be able to claim the reduced rate if National Grid Transco were a PFIC in the current or preceding taxable year. As discussed above, National Grid Transco believes that it is not, and has not been, a PFIC. This discussion is based on current law and previous guidance issued by the IRS which could change. Any dividends paid by National Grid Transco that do not qualify for the special reduced rate will be taxable to a U.S. Holder at the higher rate normally applicable to ordinary income.

In addition, on a subsequent sale or other disposition of the New Ordinary Shares, any loss realized by an individual U.S. Holder may be long-term capital loss to the extent the U.S. Holder receives a dividend that qualifies for the special reduced rate normally applicable to capital gains and that is an 'extraordinary dividend.' In general, a dividend will constitute an extraordinary dividend if it (together with all dividends received by the U.S. Holder which have ex-dividend dates within the same period of 85 consecutive days) exceeds 10 percent of the U.S. Holder's basis in its Existing Ordinary Shares or Existing ADRs. In addition, all dividends received by a U.S. Holder which have ex-dividend dates within a one year period will be treated as extraordinary dividends if together they exceed 20 percent of the U.S. Holder's basis in its Existing Ordinary Shares or Existing ADRs. In some cases the U.S. Holder may be entitled to use the fair market value of the Existing Ordinary Shares or Existing ADRs on the date prior to the relevant ex-dividend date, instead of the U.S. Holder's basis, in making the determination whether a dividend will constitute an extraordinary dividend.

U.S. Holders should consult their tax advisers concerning the applicability of the special reduced tax rate and extraordinary dividend rules discussed above, as well as the foreign tax credit and source of income rules, to the Return of Cash.

3    B Shares Retained (Alternative 3)

The following discussion applies to U.S. Holders that elect Alternative 3 for some or all of their B Shares. As discussed in the preceding section, a U.S. Holder that retains B Shares should generally recognize as dividend income the U.S. dollar fair market value of the B Shares determined on the date of distribution.

3.1
B Share Continuing Dividends

  It is believed a B Share will be characterized as an equity interest in National Grid Transco for U.S. federal income tax purposes, and the following assumes such characterization. However there is no precedent addressing an instrument with the same characteristics under similar circumstances, and U.S. Holders electing Alternative 3 should consult their tax advisers concerning the characterization of the B Shares.

  Distributions of the B Share Continuing Dividend paid by National Grid Transco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as foreign source dividend income and will not be eligible for the dividends received deduction allowed to corporations. The rules discussed above relating to the special reduced rate on dividends paid by National Grid Transco generally will apply, except that a U.S. Holder must hold the B Shares for more than 90 days in the 181-day period beginning 90 days before the ex-dividend date to be eligible for this special reduced rate.

3.2
Sale, Repurchase or Other Disposition of B Shares

  Subject to the discussion in subparagraph 3.3 below, upon a sale, purchase or other disposition of the B Shares, a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale, purchase or other disposition and the U.S. Holder's adjusted tax basis in these shares. A U.S. Holder's tax basis in the B Shares will generally be the amount attributable to the B Shares that is recognized in income upon receipt of the B Shares. Gain or loss recognized by a U.S. Holder on the sale or purchase of these B Shares will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder's holding period in the B Shares exceeds one year. Any gain or loss generally will be U.S. source.

3.3
Repurchase of B Shares

  Under Section 302 of the U.S. Tax Code, a U.S. Holder whose B Shares are purchased by (or on behalf of) National Grid Transco will be treated as having sold its B Shares, and thus will recognize capital gain or loss, if, among other possible tests, the purchase is 'not essentially equivalent to a dividend' with respect to the U.S. Holder. The purchase of a U.S. Holder's B Shares will be treated as 'not essentially equivalent to a dividend' if the reduction in the U.S. Holder's proportionate interest in National Grid Transco (taking into account all shares in National Grid Transco owned, actually and pursuant to certain statutory constructive attribution rules, by the U.S. Holder) as a result of the purchase constitutes a 'meaningful reduction.' Whether the receipt of cash by a U.S. Holder who sells B Shares pursuant to a future purchase will qualify as 'not essentially equivalent to a dividend' will depend upon the U.S. Holder's particular facts and circumstances. Even a small reduction in the percentage interest of a stockholder whose relative combined stock interests in a publicly held corporation is minimal and who exercises no control over corporate affairs has been held to constitute such a 'meaningful reduction.'

  U.S. Holders should consult their tax advisers as to the application of this test in their particular circumstances.

  If a U.S. Holder does not satisfy any of the Section 302 tests, the purchase of the U.S. Holder's B Shares will not be treated as a sale or exchange with respect to that holder. Instead, the entire amount received by the U.S. Holder with respect to the sale of its B Shares to National Grid Transco pursuant to the purchase will be treated as a distribution of cash to the U.S. Holder with respect to its B Shares, with the tax consequences, as described in 'B Share Alternatives – General' above. In this event, the U.S. Holder's basis in its B Shares that are purchased will generally be allocated to the U.S. Holder's basis in its remaining Existing Ordinary Shares.

3.4
Conversion of the B Shares

  Conversion of the B Shares into New Ordinary Shares pursuant to National Grid Transco's rights under the Articles of Association should be treated as a tax-free recapitalization and should not result in any gain or loss to the U.S. Holder. A U.S. Holder's basis in the B Shares converted will be allocated to the New Ordinary Shares received in the conversion.

  Capital gain or loss will generally be recognized by a U.S. Holder equal to the difference, if any, between the U.S. dollar amount realized on the receipt of cash in lieu of fractional New Ordinary Shares or New ADRs and the U.S. Holder's basis in the B Shares that is allocable to the fractional entitlement. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the B Shares exceeds one year at the time of conversion.

4    Foreign Currency

4.1
Dividends

  Dividends paid in U.K. pounds (including amounts designated as purchase amounts under Alternative 2) will be included in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the dividends are received by the Depositary or the U.S. Holder, as the case may be, regardless of whether the U.K. pounds are converted into U.S. dollars at that time. If dividends received in U.K. pounds are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

4.2
Capital Gain

  Capital gain realized on a sale, purchase or other disposition of B Shares for an amount in U.K. pounds will generally be the U.S. dollar value of the gain on the date of sale, purchase or disposition. On the settlement date, the U.S. Holder will recognize U.S. source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) in the U.S. dollar value of the amount received on the date of sale or other disposition and on the settlement date (based on the exchange rates in effect on the respective dates). In the case of U.K. pounds received in lieu of fractional shares of Existing Ordinary Shares and Existing ADRs by a cash basis U.S. Holder (or an accrual basis U.S. Holder that so elects), the amount realized should be based on the exchange rate in effect on the settlement date for the sale of fractional shares and no exchange gain or loss should be recognized at that time.

5    Backup Withholding and Information Reporting

Payments of dividends and other proceeds with respect to ordinary shares, ADRs and B Shares by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable law. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns or is otherwise required by law. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

U.S. Holders will be requested to complete a Form W-9 and submit the form with the other portions of the Letter of Election and Transmittal. The Form W-9, together with instructions on completing the form, is included with the Letter of Election and Transmittal sent to U.S. Shareholders or ADR Holders. A U.S. Holder may not be eligible to elect Alternative 3 without submitting a properly completed Form W-9 to the Tender Agent indicating that such U.S. Holder is not subject to backup withholding. If such Form W-9 is not validly completed or received in a timely manner, a U.S. Holder may instead, at the discretion of National Grid Transco, the Tender Agent or Agent Institution, as applicable, be deemed to have elected Alternative 1 in respect of all of his or her B Shares.

Part 4 – Definitions

ADRs	American Depositary Receipts of the Company issued under the Deposit Agreement evidencing ADSs (which may include either Existing ADRs or New ADRs, as the context may require)
ADR Holder	holders of Existing ADRs or New ADRs and/or B Shares, as the context may require
ADR Voting Instruction Card	the voting card, for use by ADR Holders in connection with the EGM
ADSs	American Depositary Shares, each representing five Existing Ordinary Shares, evidenced by ADRs
Agent Institution	a bank, broker, nominee, custodian or financial institutions on behalf of a U.S. Shareholder with respect to DTC
Alternative 1	the Single B Share Dividend
Alternative 2	the Initial Repurchase Offer
Alternative 3	the Future Repurchase Offers
Annual General Meeting/AGM	the annual general meeting of the Company to be held at 2:00 p.m. (London time) on July 25, 2005
B Share Alternatives	the alternatives of the Single B Share Dividend, the Initial Repurchase Offer or the Future Repurchase Offers
B Share Continuing Dividend	the non-cumulative preferential dividend payable in relation to each B Share at a rate of 75 percent of 12 month LIBOR on the amount of 65 pence per B Share
B Shares	non-cumulative preference shares of 10 pence each in the capital of the Company
Board or Directors	the board of directors of National Grid Transco
Business Day	a day (other than a Saturday, Sunday or public holiday) on which U.K. pounds deposits may be dealt in on the London inter-bank market and commercial banks are open for general business in London
Capita or Capita Registrars	a trading division of Capita IRG Plc, the Company's registrars and U.K. Receiving and Information Agent
Capital Reorganization	the reorganization of the Company's share capital composed of the issuance of B Shares and the Share Capital Consolidation
Cazenove	JPMorgan Cazenove Limited and its affiliates, including Cazenove Incorporated, as the context may require
Cazenove Incorporated	Cazenove Incorporated, a company incorporated under the laws of the State of Delaware
Circular	the circular to Shareholders, dated June 6, 2005, prepared for Shareholders describing the Return of Cash by the Company
Company	National Grid Transco plc, registered in England and Wales with company number 4031152
Consolidation Letter of Transmittal
the consolidation letter of transmittal that will be mailed after the end of the Election Period to those certificated ADR Holders who did not return their Existing ADRs to the Tender Agent by the end of the Election Period
CUSIP	Committee on Uniform Securities Identification Procedures
Daily Official List	the daily official list maintained by the U.K. Listing Authority for the purposes of Part 6 of the Financial Services and Markets Act 2000, as amended

Deferred Shares	the unlisted deferred shares, the rights and restrictions of which are set out in 'Part 6 – Rights and restrictions attached to the Deferred Shares' of the Circular
Deposit Agreement
the deposit agreement dated as of November 21, 1995, as amended and restated as of October 6, 1999, as further amended and restated as of January 31, 2002, among New National Grid plc (which has been renamed National Grid Transco plc), National Grid Group plc (which has been renamed National Grid Holdings One plc), the Depositary and owners and beneficial owners of ADRs issued thereunder
Depositary	The Bank of New York, as depositary, under the Deposit Agreement
Direct Registration System
is a service provided by The Bank of New York and is standard within the securities industry. Direct Registration allows ADRs to be owned and recorded electronically without having an ADR certificate issued
Direct Registration Transaction Advice	a statement showing the number of ADRs appearing in the Depositary's records and being held electronically in the ADR Holder's name
DTC	The Depository Trust Company
Election Form	the form by which a non-ADR Holder may elect one or more of the B Share Alternatives
Election Period
the period from June 15, 2005 until 11:30 a.m. (New York City time), or 4:30 p.m. (London time), on August 5, 2005, during which time Shareholders and ADR Holders may make elections pursuant to the B Share Alternatives
Exchange Act	United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder
Existing ADRs	ADRs in existence prior to the Capital Reorganization
Existing Ordinary Shares	issued ordinary shares of 10 pence each in the capital of the Company existing prior to the Capital Reorganization
Extraordinary General Meeting/EGM
the Extraordinary General Meeting of the Company to be held at 2:15 p.m. (London time) or, if later, immediately following the conclusion or adjournment of the AGM convened for 2:00 p.m. (London time) on July 25, 2005
Future Repurchase Offers	the offers expected to be made by Cazenove, acting as principal, to purchase B Shares on August 8, 2006 and August 8, 2007, pursuant to Alternative 3
Group	National Grid Transco plc and its subsidiaries
Global Buy DIRECT Plan	a direct stock acquisition plan that allows both existing and new investors to acquire ADRs directly from the Company (the term Global Buy DIRECT is exclusive to The Bank of New York)
Global Buy DIRECT Statement	a summary of the full and fractional ADRs appearing on the Depositary's records and being held electronically in the ADR Holder's name
Initial Repurchase Offer	the initial offer by Cazenove, acting as principal, to purchase B Shares on August 8, 2005, pursuant to Alternative 2
IRS	U.S. Internal Revenue Service
Letter of Election and Transmittal	the letter of election and transmittal enclosed with this document for use by ADR Holders to make elections pursuant to the B Share Alternatives
LIBOR
the rate for 12 month deposits in U.K. pounds which appears on the display designated as page ISDA on Reuters (or such other page or service as may replace it for the purpose of displaying London inter-bank offered rates of leading banks for U.K. pounds deposits as determined by the Company), at or about 11:00 a.m. (London time) on the first Business Day of each B Share Dividend Calculation Period (as defined in the Circular)

LSE	London Stock Exchange plc
NYSE	The New York Stock Exchange
National Grid Transco or NGT	National Grid Transco plc, registered in England and Wales with company number 4031152
New ADRs	following the Capital Reorganization, the new ADRs of the Company, each representing 5 New Ordinary Shares, issued under the Deposit Agreement
New Ordinary Shares	following the Capital Reorganization, the new ordinary shares of 11 17/43 pence each in the capital of the Company
Ordinary Shares	Existing Ordinary Shares or New Ordinary Shares, as the context may require
Proxy Cards	the form of proxy, for use by Shareholders in connection with the EGM
Record Date	5:00 p.m. (in London and in New York City, respectively) on July 29, 2005 (or such other time or date as the Directors may determine)
Resolutions	the resolutions to be approved by Shareholders at the EGM
Return of Cash	the transaction comprising the Capital Reorganization and the B Share Alternatives
SEC	U.S. Securities and Exchange Commission
Securities Act	United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder
Share Capital Consolidation
the consolidation and subdivision of the Existing Ordinary Shares in the manner set out in paragraphs (c) and (d) of the first special resolution in the notice convening the EGM set out at the end of the Circular
Shareholders	holders of Existing Ordinary Shares, New Ordinary Shares, Existing ADRs, New ADRs and/or B Shares, as the context may require
Single B Share Dividend	the dividend of 65 pence per B Share
Tax Form	the tax form enclosed as part of the Letter of Election and Transmittal for use by ADR Holders
Tender Agent	The Bank of New York, as tender agent for ADR Holders
Thrift 401k Plans	National Grid USA Companies' Incentive Thrift Plan I or II
U.K. or United Kingdom	the United Kingdom of Great Britain and Northern Ireland
U.K. Receiving and Information Agent	Capita Registrars
U.S. business day	any day, other than Saturday, Sunday or a federal holiday in the United States, and consisting of the time period from 12:01 a.m. to 12:00 midnight, New York City time
U.S. or United States	the United States of America, its territories, possessions, any State of the United States of America and the District of Columbia
U.S. Information Agent	Mellon Investor Services LLC
U.S. Shareholders	holders of Existing Ordinary Shares and/or New Ordinary Shares, as the context may require, resident in the United States

QuickLinks

  Exhibit 99.(a)(2)
Table of Contents
Part 1 – Information for U.S. Shareholders and ADR Holders Letter from the Chairman of National Grid Transco plc
Timetable for ADR Holders
Participation in the Return of Cash
Frequently asked questions
Part 2 – Supplemental information for ADR Holders
Part 3 – Certain U.S. federal income tax considerations
Part 4 – Definitions